UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 23, 2011

MINES MANAGEMENT, INC.

(Exact name of registrant as specified in its charter)

Idaho	001-32074	91-0538859
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

905 W. Riverside Avenue, Suite 311 Spokane, Washington	99201
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (509) 838-6050

No Change

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 8.01               Other Events

In connection with the completion of the Preliminary Economic Assessment, discussed below, Mines Management, Inc. (the “Company”) is providing the following update in respect of its Montanore silver-copper project’s (the “Montanore Project”) permitting process and status, and the costs associated with the next steps of the Montanore Project advanced exploration and delineation drilling program.  The Montanore Project is 100% owned by the Company, subject to a $0.20/ton production royalty.

Preliminary Economic Assessment

On December 22, 2010, the Company announced the completion of a Preliminary Economic Assessment (“PEA”) for the Montanore Project.  The PEA was prepared to provide guidance on the potential viability of the Montanore Project and the basis for the continuation of exploration activities.  Because of the uncertainties associated with any mineral deposit that, like the Montanore Project, does not have reserves, the PEA should not be relied on to value the Montanore Project, nor should it be considered to be a feasibility or pre-feasibility study.

The PEA did not update the mineral resource analysis of the Montanore deposit completed in October 2005 by Mine Development Associates (the “MDA Report”).  Mineralized material, as set forth in the MDA Report, is 81.5 million short tons of material grading 2.04 oz/short ton silver and 0.75% copper with a cutoff grade of 1.0 oz /short ton silver.

The PEA assumed pricing of the estimated Montanore resources based on a three year trailing average at August 16, 2010 (i.e. $3.10 per lb. for copper and $15.00 per ounce for silver) and developed cost estimates for development of the Montanore Project.  Initial capital costs for the project were estimated to be $552.3 million (with a ± 35% accuracy).  The PEA assumed that the project would utilize conventional grinding and flotation processing techniques at a processing rate of 12,500 short tons per day.

The PEA concludes that the Montanore Project “demonstrates favorable economic potential” which justifies “commencement of a resource evaluation program and subsequent pre-feasibility study.”

On February 3, 2011, the PEA was filed in Canada in accordance with Canadian National Instrument 43-101 — Standards of Disclosure for Mineral Projects.  The technical report summarizing the results of the PEA was prepared by or under the supervision of Mr. Chris Kaye and Mr. Geoffrey Challiner of Mine and Quarry Engineering Services, Inc. of San Mateo, California, each of whom is an independent “Qualified Person,” as such term is defined in Canadian National Instrument 43-101.

Update on Environmental Matters

The PEA also updated the status of environmental permitting of the Montanore Project.  The current status of permitting is as follows:

•                  EIS.  The U.S. Forest Service (“USFS”) and the Montana Department of Environmental Quality (“DEQ”) have required preparation of a supplemental draft environmental impact statement (“SDEIS”) to address certain issues related to the Montanore Project, including wetlands mitigation, water quality analyses, and the placement and impact of the transmission line.  The Company anticipates that the SDEIS could be issued by the agencies in the first half of 2011, which would be followed by a public comment period.  The issuance of the SDEIS is expected to be coordinated with the public notice and subsequent public comment period for the 404 permit, discussed below.  Depending on the timing and extent of the comments, a final EIS could be issued as early as the end of 2011.

•                  MPDES   The Montanore Project was issued an MPDES water quality discharge permit several years ago.  The Company has initiated both a renewal effort for the current permit and an amendment process to modify the current permit to include several additional stormwater outfalls that would be required for the full project.

•                  Biological Opinion.  A draft biological assessment identifying possible impacts of the Project on threatened or endangered bull trout and grizzly bear species is being prepared by the USFS and is expected to be delivered to U.S. Fish and Wildlife Service (“FWS”) during the first half of 2011.  FWS must then prepare a biological opinion (“B.O.”) on the acceptability of the projected impacts and identify any conditions or mitigation measures necessary to reduce impacts and to protect those species.  The FWS’s final B.O. could be completed and delivered by the end of 2011.

•                  404 Dredge and Fill Discharge Permit.  A permit application for a 404 fill discharge permit from the Army Corps of Engineers (“Corps”) for the tailings impoundment site, including a related off-site wetlands mitigation measure, is being finalized.  The Corps is expected to issue its determination that the Company’s proposed tailings site is the Least Environmentally Damaging Practicable Alternative, which is the first step in this 404 permit approval process, in the first half of 2011. The agency is expected to issue a public notice of the proposed 404 permit at the same time the SDEIS is issued by the Forest Service. The subsequent public comment period for this 404 permit is anticipated to run concurrently with the SDEIS public comment period.

•                  Record of Decision.  Issuance of a Record of Decision (“ROD”) by the USFS approving the Company’s proposed Mine Plan of Operations is the final step of the federal approval process and can occur only after the final FWS biological opinion, the 404 dredge and fill discharge permit and the final EIS have been issued.  Following the ROD, which could be issued as early as the end of 2011, the other agencies would be expected to issue their permits relating to mine development activities over a 6 month period.  Once the USFS issues a ROD, the Company would be authorized to commence its planned advanced exploration and delineation drilling program.  No further authorization would be required by the State of Montana for the exploration program, which received State approvals in 2006.

While the Company is providing information to the various state and federal agencies when requested and is actively engaged in working with such agencies, most of the timing issues surrounding the issuance of the EIS, biological opinion and environmental permits are beyond the Company’s control.  Accordingly, no assurance can be given regarding the timing of the issuance of permits and approvals.

Update on Cost of Underground Evaluation Program

Once permitting is completed, the Company estimates that it would take approximately 18 months, at a cost of approximately $20 to $25 million, to complete the Montanore Project advanced exploration and delineation drilling program.  External financing would be required to fund this program, which would consist of extension and rehabilitation of the adit, establishing drilling stations and engaging in exploratory drilling to test mineralized zones.  The purpose of the advanced exploration and delineation drilling program is to define a mineable reserve.  Assuming that this effort is successful, a feasibility study and report would be prepared which, if positive, would provide the basis for financing the development of the project, currently estimated to require approximately $550 million in external financing.

Liquidity

The Company estimates that its cash used for operating expenses in 2011 will be approximately $7.5 million, consisting of $4.0 million for general and administrative expenses and $3.5 for completion of permitting activities and development of the mine plan.  The Company’s cash and cash equivalents and available-for-sale securities of $10.0 million at December 31, 2010 will be required to be augmented by additional financing in 2011 to proceed toward a determination of the feasibility of the Montanore Project.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Current Report on Form 8-K contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act.  All statements, other than statements of historical facts, included in this report that addresses activities, events or developments that we expect or anticipate will or may occur in the future are forward-looking statements.  These include, but are not limited to, such things as those listed below:

•                  comments regarding further exploration and evaluation of the Montanore Project, including drilling activities, feasibility determinations, engineering and environmental studies, environmental, reclamation and permitting requirements and the process and timing and the costs associated with the foregoing;

•                  the process and timing associated with the permitting process, including the issuance of a biological opinion, a final EIS, 404 permit and a record of decision and completion of wetland mitigation plans;

•                  financing needs including the financing required to fund the advanced exploration program and delineation drilling program and bankable feasibility study;

•                  estimated project development cost;

•                  sources of financing;

•                  the sufficiency of working capital to complete the rehabilitation of the Libby adit and commence delineation drilling;

•                  planned expenditures and cash requirements for 2011; and

•                  potential completion of a bankable feasibility study and the timing associated therewith.

The words “estimate,” “plan,” “anticipate,” “expect,” “intend,” “believe,” “will,” “may” and similar expressions are intended to identify forward-looking statements.  These statements involve known and unknown risks, uncertainties, assumptions and other factors that may cause our actual results, performance or achievements to be materially different from any results, performance or achievements expressed or implied by such forward-looking statements.  Factors that could cause or contribute to such differences include, but are not limited to:

•                  the availability of experienced employees;

•                  the absence of any history of production;

•                  the absence of proven or probable reserves, and uncertainty regarding whether reserves will be established at the Montanore Project;

•                  the speculative nature of exploration for mineral resources, including variations in ore grade and other characteristics affecting mining and mineral recoveries which involves substantial expenditures and is frequently non-productive;

•                  the need for additional financing to complete advanced exploration and delineation drilling and to develop the Montanore Project;

•                  financial market conditions and the availability of financing, or its availability on terms acceptable to us;

•                  the availability, terms, conditions and costs of and potential delays in obtaining required governmental permits and approvals;

•                  risks inherent in the mining process, including geological, technical, permitting, mining and processing problems;

•                  worldwide economic and political events affecting the supply of and demand for silver and copper and volatility in the market price for silver and copper;

•                  significant government regulation of mining activities;

•                  uncertainty regarding changes in mining and environmental laws that could increase costs and impair our ability to develop our properties; and

•                  environmental risks.

For a more detailed discussion of such risks and other important factors that could cause actual results to differ materially from those in such forward-looking statements, please see the section entitled “Risk Factors” in our Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission.   Although we have attempted to identify important factors that could cause actual results to differ materially from those described in forward-looking statements, there may be other factors that cause results not to be as anticipated, estimated or intended. There can be no assurance that these statements will prove to be accurate as actual results and future events could differ materially from those anticipated in the statements.  Except as required by law, we assume no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. We qualify all forward-looking statements by these cautionary statements.

Item 9.01.              Financial Statements and Exhibits

(d)           Exhibits.

Exhibit No.	Description

23.1	Consent of Mine and Quarry Engineering Services, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 23, 2011

Mines Management, Inc.

	By:	/s/ James H. Moore
James H. Moore
Chief Financial Officer